UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland Maryland	001-32336 000-54023	26-0081711 20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2012, we entered into a definitive share sale and purchase agreement, which we refer to as the Purchase Agreement, with unrelated third parties to acquire a three-property data center portfolio located in the United Kingdom, which we refer to as the Sentrum Portfolio. The Sentrum Portfolio comprises a total of approximately 761,000 square feet across three data centers located in Croydon, Woking and Watford. The acquisition includes freehold interests in the Woking and Croydon properties and a leasehold interest in the Watford property of 125 years, expiring in 2108. The purchase price, which was determined through negotiations between us and the sellers, will be approximately £715.9 million (equivalent to $1.1 billion based on the June 25, 2012 exchange rate of £1.00 to $1.5563) (subject to adjustment in limited circumstances and to additional earn-out payments based on a multiple of the net operating income from the lease-up of currently vacant space in the Sentrum Portfolio in the next three years), including the repayment and/or assumption of estimated indebtedness of approximately £340 million (equivalent to $529.1 million based on the June 25, 2012 exchange rate of £1.00 to $1.5563). We expect that the purchase price and earn-out payments will be funded with borrowings under our global revolving credit facility, a bridge loan facility, the proceeds from debt and equity financings and/or available cash. The purchase of the Sentrum Portfolio is subject to various closing conditions. If these conditions are not satisfied by July 31, 2012 or such later date as we may decide, we may terminate the Purchase Agreement without liability, provided that certain provisions of the agreement will survive. The closing of the acquisition is expected to take place on or about July 31, 2012, and may be shortened or deferred by us in limited circumstances. We cannot assure you that the acquisition will be consummated on the anticipated schedule or at all. There are no material relationships between us and the sellers.

The Sentrum Portfolio is leased to a diverse roster of 21 tenants in various industries primarily under long-term leases, which together with related services contracts we refer to collectively as leases herein. In addition to the leasehold tenants, there are seven license agreements for, among other things, ancillary equipment space, meet-me-room access, conduit space and non-specific server space at the buildings in the portfolio.

The following table schedules the expirations for leases in place at the Sentrum Portfolio as of March 31, 2012 for the final three quarters of 2012 and each of the 10 full calendar years beginning January 1, 2013, assuming that tenants exercise no renewal options. As of March 31, 2012, the weighted average remaining lease term for the buildings was approximately eight years.

Year of Lease Expiration	Number of Leases Expiring (1)	Square Footage of Expiring Leases(2)	Percentage of Portfolio Square Feet(2)	Annualized Rent(3)		Percentage of Portfolio Annualized Rent	Annualized Rent Per Leased Square Foot(2)(4)	Annualized Rent Per Leased Square Foot at Expiration(2)(5)
Q2, Q3 and Q4 2012	—	—	—	$—		—	$—	$—
2013	1	14,005	3.91%	3,924,099		4.25%	280.19	280.19
2014	1	11,629	3.25%	3,032,590		3.29%	260.78	276.66
2015(7)	2	13,263	3.71%	3,136,002		3.40%	236.45	257.41
2016	1	6,920	1.93%	1,846,562		2.00%	266.84	358.61
2017	3	38,542	10.77%	9,773,884		10.60%	253.59	268.69
2018	2	27,597	7.71%	9,408,868		10.20%	340.94	367.41
2019(8)	4	59,813	16.71%	24,901,017		27.00%	416.31	480.71
2020	3	45,154	12.61%	14,452,262		15.67%	320.07	400.32
2021	4	31,629	8.84%	10,196,065		11.05%	322.36	420.61
2022	1	11,334	3.17%	4,242,962		4.60%	374.36	488.45
Thereafter	1	26,608	7.43%	7,321,436		7.94%	275.16	416.20
Total/Weighted Average	23	286,494		$92,235,747	(6)	100.0%	$321.95	$384.91

(1)	Each lease in the table above consists of a property lease and a related services contract. Determination of lease year expiration is based on the property lease agreement and assumes that parties will terminate both the lease agreement and the services contract upon the earliest option to terminate the lease agreement. The services contract related to each lease generally may be terminated upon specified notice by the tenant without penalty, in which case the tenant would need to contract for services separately or enter into a new contract with us to provide those services.

(2)	The square footage of expiring leases, the percentage of property square feet and the annualized rent per leased square foot are determined based on contractually leased square feet. We estimate the total square feet available for lease in the Sentrum Portfolio based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area. On this basis, we believe that approximately 80% of the total square feet available for lease at the buildings in the Sentrum Portfolio was occupied as of March 31, 2012. Our estimate of the percentage of occupied rentable square feet in the Sentrum Portfolio may change based on our experience operating the properties following the closing of the acquisition.
(3)	Annualized rent represents the annualized monthly contractual rent (before abatements) under existing leases as of March 31, 2012, and was calculated based on the exchange rate in effect on March 31, 2012 of £1.00 to $1.6012.
(4)	Annualized rent per leased square foot represents annualized rent as of March 31, 2012, divided by total square footage under the expiring leases as of the same period.
(5)	Annualized rent per leased square foot at expiration represents annualized contractual rent including any future rent steps, and thus represents the annualized rent that will be in place at lease expiration.
(6)	Total annualized rent excludes approximately $84,600 of annualized contractual license fees as of March 31, 2012, calculated based on the exchange rate in effect on March 31, 2012 of £1.00 to $1.6012. Such licenses are scheduled to expire between August 2014 and October 2020.
(7)	Includes two leases by the same tenant.
(8)	A portion of one of these leases may be terminated by the tenant as early as July 2013 upon six months’ notice solely with respect to 2,400 square feet of office space, with annualized rent of approximately $101,000 as of March 31, 2012, calculated based on the exchange rate in effect on March 31, 2012 of £1.00 to $1.6012.

In addition to the leases discussed above, as of March 31, 2012, there were leases in place for approximately 55,000 square feet of space at the Sentrum Portfolio that were signed but not yet commenced, totaling approximately $9.1 million of expected annualized rent, calculated as of the end of the first month of each lease’s commencement and based on the exchange rate in effect on March 31, 2012 of £1.00 to $1.6012. Such leases are scheduled to commence between July 2012 and July 2014.

Other than normally recurring capital expenditures and tenant improvements, we have no present plans with respect to renovation, improvement or redevelopment of the Sentrum Portfolio.

The total pre-acquisition annual tax paid for the Sentrum Portfolio for the tax year 2011 was approximately $2.56 million based on the March 31, 2012 exchange rate of £1.00 to $1.6012. The Sentrum Portfolio is subject to periodic reassessment for property tax purposes in the future.

We will determine the federal tax basis of the Sentrum Portfolio as of the closing of the acquisition and expect it to be based on the final purchase price. The depreciation method and life claimed will be determined by reference to the Internal Revenue Service-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

The Sentrum Portfolio will be collectively insured, along with our other properties, under a blanket property, liability, fire, extended coverage, earthquake, terrorism and rental loss insurance policy that is renewed on an annual basis, as well as under certain of the sellers’ insurance policies that we may assume. We believe that the Sentrum Portfolio will be adequately insured under such policies.

We expect that the acquisition of the Sentrum Portfolio will be accretive to 2012 funds from operations, excluding transaction expenses and other non-core income and expense items. Based on current estimates, we anticipate that one-time transaction expenses and early termination fees in connection with the repayment of indebtedness on the Sentrum Portfolio will range from $10 million to $35 million, depending primarily on the amount of Sentrum indebtedness repaid. We believe the Sentrum Portfolio represents a unique opportunity to acquire high quality data center facilities in attractive infill locations in the greater London, United Kingdom area, with potential upside through additional leasing. As a part of our standard due diligence process in connection with this acquisition, we analyzed the anticipated capitalization rate we expect to derive from the acquisition. We define the capitalization rate as the percentage of the purchase price for the portfolio represented by expected net operating income from the portfolio. Based on the particular attractiveness of the Sentrum Portfolio, we have agreed to pay a purchase price that would indicate a going-in capitalization rate below our previously targeted range. We anticipate that over time the Sentrum Portfolio will generate additional net operating income and become more accretive. We caution you not to place undue reliance on these expectations with respect to the net operating income generated by the Sentrum Portfolio, because our expectations are based solely on data made available to us in the diligence process in connection with the acquisition together with our expectations with respect to leasing vacant space in the Sentrum Portfolio and releasing space subject to lease expiration, in each case at attractive rates. In addition, net operating income is calculated on a non-GAAP basis. Our experience operating the properties in the Sentrum Portfolio following the closing of the acquisition, including our ability to lease space at attractive rates, may change our expectations with respect to the net operating income that the Sentrum Portfolio will generate. In addition, the actual net operating income for the Sentrum Portfolio may differ from our expectations based on numerous other factors, including difficulties collecting anticipated rental and licensing revenues, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth in our combined Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated by subsequent filings with the SEC.

The foregoing summary of the Purchase Agreement and the acquisition of the Sentrum Portfolio does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2012.

Item 8.01 Other Events

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a supplement to, and is intended to be read together with, the discussion under the heading “United States Federal Income Tax Considerations” included in our Registration Statement on Form S-3 (File No. 333-180886 and 333-180886-01), which we refer to as the Registration Statement. This summary is for general information only and is not tax advice.

The following is a supplement to, and should be read together with, the discussions under the heading “United States Federal Income Tax Considerations—Taxation of Our Company” in the Registration Statement.

Proposed Treasury Regulations Regarding Certain Asset Dispositions

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is less than the fair market value of the asset, in each case determined at the time we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then as described in the accompanying prospectus under the heading “—Taxation of Our Company—General,” we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation refrains from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

The IRS has issued Proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Internal Revenue Code. These Proposed Treasury Regulations will not be effective unless they are issued in final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all.

The following discussion supersedes the first three paragraphs in the discussion under the heading “United States Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements” in the accompanying prospectus.

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of our non-cash income over 5% of our “REIT taxable income” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveling of stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

Also, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the ten-year period following our acquisition of such asset. See “Proposed Treasury Regulations Regarding Certain Asset Dispositions” above.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the closing of the acquisition of the Sentrum Portfolio, the expected cash capitalization rate and net operating income, the total square feet available for lease, the percentage of occupied rentable square feet, future rent steps, statements related to rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, the expected federal tax basis and depreciation method and life claimed, the timing of any property tax reassessments and the expected source of funds. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties or businesses; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; Digital Realty Trust, Inc.’s failure to maintain its status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the company and our operating partnership with the U.S. Securities and Exchange Commission, including our combined Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports on Form 10-Q and Form 8-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: June 26, 2012

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
Senior Vice President, General Counsel and Assistant Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc. Its general partner

By:	/s/ Joshua A. Mills
Joshua A. Mills
Senior Vice President, General Counsel and Assistant Secretary